
                             EXHIBIT 11. - STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


                                                             1996                           1995                          1994
                                                    -------------------------------------------------------------------------------

Class A common shares outstanding
 (stated value $.0292                                      67,032,000                    67,032,000                    67,032,000

Class B common shares outstanding
 (stated value $70)                                3,070                    3,070                          3,070
 Conversion of Class B shares to Class A shares
 (One share of Class B for 2,400 shares of Class A)         7,368,000                     7,368,000                     7,368,000
                                                          -----------------------------------------------------------------------

Total                                                      74,400,000                    74,400,000                    74,400,000
                                                          =======================================================================


Net income                                               $105,132,359                   $93,550,797                   $71,728,832
                                                          ===========                    ==========                    ==========


Per-share amount                                                $1.41                         $1.26                         $ .96
                                                                 ====                          ====                          ====


Note: At the Annual Meeting of the Company's shareholders held on May 1, 1996, the number of authorized shares of the Company's Class A Common Stock was increased pursuant to a vote of the shareholders and a three- for-one stock split was effected. The amounts included for 1995 and 1994 have been restated to reflect this transaction. See also Note 6 of the Notes to Consolidated Financial Statements included on page 31 of the Annual Report for the year ended
December 31, 1996.